Exhibit 99.1

March 6, 2018

J. Ward McConnell, Jr.

PO Box 6219

Kinston, NC 28501

Dear Mr. McConnell,

The purpose of the letter is to document our agreement to terminate that certain Agreement between you and Art’s-Way Manufacturing Co., Inc. (the “Company”), dated February 12, 2002 (the “Agreement”). Pursuant to the Agreement, you purchased 640,000 shares of common stock of the Company at less than the then-current market value subject to certain conditions, including, as set forth in paragraph 9 of the Agreement, that you would not acquire fifty percent (50%) or more of the issued and outstanding shares of common stock of the Company without approval of the Company’s Board of Directors, excluding yourself and your son, Marc H. McConnell. The Board of Directors, excluding yourself and Marc H. McConnell, has determined that the restrictions contained in the Agreement are no longer in the best interests of the Company, and the Company now desires to terminate the Agreement.

Effective as of the date first stated above, the Agreement between you and the Company is hereby terminated. Termination of the Agreement will in no way affect your position as a director of the Company, including your fiduciary duties to the Company as a director and restrictions that may apply to you with respect to purchases of common stock of the Company due to your insider status under U.S. securities laws.

Sincerely,

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie Gunnerson

Carrie Gunnerson, Chief Executive Officer

AGREED:

/s/ J. Ward McConnell, Jr.

J. Ward McConnell, Jr.

Art’s-Way Manufacturing Co., Inc.     PO Box 288     Armstrong, IA  50514     Ph: (712) 864-3131     Fax: (712) 864-3154